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                                AGCO CORPORATION

                TRANSCRIPT OF TELEPHONE CONFERENCE CALL REGARDING
                    UPDATE ON 3RD QUARTER & FULL YEAR RESULTS


                            MODERATOR: ROBERT RATLIFF
                                 OCTOBER 3, 2003
                             10:00 A.M. EASTERN TIME



Operator: Good day everyone and welcome to AGCO Corporation's update to the third quarter and full year results. Today's call is being recorded.

         At this time, I will turn the conference over to Mr. Robert Ratliff, Chairman of the Board, President and Chief Executive Officer for AGCO Corporation. Mr. Ratliff, please go ahead, sir.

Robert Ratliff: Thank you operator. Good morning. I have with me today Andy
         Beck, our Senior Vice President and Chief Financial Officer, Don Millard, our Executive VP and Chief Operating Officer and Molly Dye, our Vice President of Corporate Relations.

         I would like to begin the call with the following statement regarding its content. During the course of this conference call, we will make forward-looking statements, including some related to future sales and earnings. We wish to caution you that these statements are predictions and that actual events or results may differ materially.

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         We refer you to the periodic reports that we file from time to time with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31st, 2002 and the Form 10-Q for the quarter ended June 30th, 2003. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in our forward-looking statements. A replay of this call will be available on our corporate website for the next 12 months.

         This morning we have issued a press release, which revises our earnings expectations for the third quarter and the full year of 2003. As stated in the release, weakening market conditions in Western Europe and production transition issues, primarily, related to our Beauvais, France facility, have impacted our results for the quarter and our outlook for the balance of the year. I will address those issues separately.

         First, Western Europe (EM) market conditions continue to be weak in certain markets. Western Europe has endured one of the longest hot spells since 1976 with drought conditions in most of Germany, France and Spain. This year's harvest was early and fast but in many cases with very poor yields. Drought conditions resulted in crop losses, in many markets and these poor conditions along with other economic uncertainties, have reduced dealer orders in these markets.

         In particular, AGCO has experienced this negative impact in the key markets of Germany where our market position is strong with the Fendt product line. Through August, German retail sales of tractors, over 40 horsepower, were 11 percent below the prior year, with more significant declines experienced during the quarter. While we have been successful in increasing our sales of Fendt products outside of Germany, we do not expect to fully offset the sales short falls expected in the weaker markets.

         As a result, we have reduced production and our sales forecast, to reflect the lower demand, which will result in lower sales and income than anticipated. In addition, gross margins are



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         expected to be negatively impacted by a reduction in the mix of high margin, high horsepower tractors sold, due to the reduction of sales in Germany.

         AGCO sales of other products, such as combines and Massey Ferguson tractors and parts, have also been impacted by the market conditions but to a lesser degree. AGCO's earnings are also expected to be impacted by continued production issues related to the transfer of production from our Coventry, England facility to our Beauvais, France facility, although, we rectified some of the manufacturing problems, which impacted our second quarter results, we are still experiencing manufacturing issues associated with ramping up production in our Beauvais facility.

         I will now update you on the issues, which impacted our quarter and our full-year outlook. First, in Coventry, we projected that the remaining build of 4300 series transaxles, were to be completed in July and while the production of transmissions were completed, as expected, we retained a small crew through the middle of September, to complete the final requirements of parts and components for our kit operations. This resulted in higher manufacturing costs than anticipated. The Coventry facility is now closed and is being prepared for immediate sale.

         In the Beauvais facility, our expectations at the end of the second quarter, was that issues related to supplier shortages and challenges associated with the release of new products into production, would ease and while many of these issues associated with product redesign have been accomplished, component shortages on new products, including the Massey Ferguson 5400, 6400 and 7400 series tractors, have remained a critical issue for the factory, as it attempted to increase production rates after the summer factory shutdown.

         There are approximately 50 suppliers who have been unable to keep up with the production schedules in the third quarter. The result is that production rates have been, necessarily, reduced from the plan, in order to maintain a controlled situation. The following actions have

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         been taken, in order to identify and execute corrective actions to improve our productivity and to allow the plant to successfully increase production volumes in the future.

         Production rates for the balance of the year have been reduced from an average of 87 units per day to 66 per day, resulting in a 10 percent reduction in production volume on an annualized basis. The slower rate should allow suppliers to meet required schedules and reduce inventory levels associated with unfinished tractors and work in process. New product releases have been delayed from the original schedules in 2003, in order to lessen production complexity and allow for smoother supplier changeovers. Most of the new products will now be released in 2004.

         A team of senior AGCO managers has been assembled from AGCO headquarters and other facilities, in the world, to assist the Beauvais management in rapid improvement plans. Action plans have been developed with problem suppliers, to improve the reliability of delivery and to identify where new suppliers are required. AGCO personnel have been, physically, placed at certain key suppliers for the last three weeks, in order to assist in solutions to delivery issues. Special focus has been placed on ensuring that a quality product continues to be delivered to our customers.

         While these actions will result in lower production and sales for the balance of the year, they were necessary steps, in order to make certain changes, which will allow the facility to produce at higher volumes, in a more efficient manner in 2004. We are confident that these issues can be corrected and should not be a constraint in the future. Now, I will turn it over to Andy Beck to discuss some of the financial details.

Andy Beck: Thank you Bob. As a result of the issues outlined, this morning, we have lowered our earnings estimate for the third quarter and full year. Excluding restructuring expenses, earnings per share is expected to range from 17 cents to 22 cents for the third quarter and $1.17 to $1.30 for the full year. Restructuring expenses for the third quarter and full year, are expected to impact


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         earnings per share by four cents per share and 17 cents per share, respectively. Including restructuring expenses, earnings per share are expected to range from 13 cents to 18 cents for the quarter and 90 cents to $1.07 for the full year.

         Our estimates have been reduced by approximately 13 cents for the third quarter and 32 cents for the full year. We estimate, approximately, half of the shortfall is attributed to sales declines and weak markets and approximately half of the shortfall is associated with production issues. The production issues have the effect of impacting sales volume and impacting higher costs, due to lower overhead absorption and inefficient production. Bob.

Robert Ratliff: That concludes our comments. Operator, we'll now open the conference call to any questions.

Operator: Thank you Mr. Ratliff. Our question-and-answer session will be conducted electronically. If you'd like to ask a question, please press the star key followed by the digit one on your touch-tone telephone. If you are joining us on a speakerphone, please be sure your mute function is turned off, so your signal may reach our equipment. Once again that is star, one to ask a question.

         We'll take our first question from Gary McManus.

Gary McManus: Good morning everybody. Hey Bob, just kind of a more generic question, I mean what confidence do you have that you know that you have a handle on this issue, on - and I'm talking about the production inefficiencies you're having in Beauvais. I mean, are they getting better or are they getting worse? When I'm looking at your earning guidance you, actually, lowered the fourth quarter by a bigger amount than the third quarter, so it doesn't suggest that things are going to get any better near-term.
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Robert Ratliff: I think the adjustment you're looking at, really, reflects taking down the schedules that we already indicated, which is, in one sense, a preemptive move to avoid excessive cost and, on the other side, it's taking down the production because of the lack of demand in, particularly, the European market. Our team that is onsite in Beauvais, reporting to us daily, has identified now, after being there for quite some time, several issues that are being, shall we say, drilled down to the infinite reason of what is causing some of the supplier issues.

         We are getting action plans in place and fixing them, in a timely manner but some of them are not going to be fixed overnight. These are situations where some suppliers really don't have the ability to reach the production volumes that we had scheduled and in those cases, we're going to have to find some additional suppliers and that takes a little time to relocate them. In other areas, it's the tooling in place and so forth, so I'm basing my confidence on the reports and activities that are taking place at Beauvais at this time, and certainly, basing a lot of that confidence on the reports we're getting from our team that come in every day.

Gary McManus: And just as a follow up, I think you said 50 suppliers have been unable to keep up with the volumes. I mean can you talk about - I mean are these big suppliers, small suppliers, you know, what percentage of the total, you know, content are we talking about here and are you going, you know, you kind of indicated you're going to, perhaps, replace some of theses suppliers. Are you going to replace - how many are you - of the 50, how many are you going to replace and how many of them, do you think, will be able to work through some of these issues eventually?

Robert Ratliff: I think it's - you may have misunderstood something. I don't think we'll replace any of them. We'll add suppliers, so it's not a matter of just getting rid of them and they've - there's a whole gamut of big and small and medium-sized suppliers, so it's not just a simple solution. It is important that you recognize that a supplier in this situation is, really, in many cases, producing


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         new parts that he didn't have before and it's more complex than just increasing the number of little pieces or big pieces, whatever you want to look at it that he made before.

         We have new models in this factory that we didn't have before and some of these suppliers didn't tool up adequately for the volumes that we were anticipating but let me go back and share a fact with you and that is, this is a rather simple example but we can't put the hood on a tractor because we're missing a bracket. So, we have the hood but we don't have the bracket. So, it only takes one part to abort the delivery of that tractor to a dealer and you may say, well that's pretty simple, just fix that one little bracket and we are doing those things.

         I just use that as an example but quite frankly, if it's one supplier, we have a problem. The 50 is just a magnitude of continuous problems. In other words, these 50 have been isolated as having continuous problems and we have to solve that or we're not going to get to the issue of ever being able to produce the volumes we anticipated. At this point, we have a very high confidence level that they can increase some of their production and we can duplicate these suppliers with other sources, given our own facilities. We're pretty confident of that at this point.

Gary McManus: All right, just one last question, I'll get back in queue, do you expect any of these problems to linger on in 2004?

Robert Ratliff: That's what we've indicated in our statement here that the objective of this all out effort, at this point, is to ensure that these production issues are under control, so that we don't experience this in 2004. In other words, that this would be limited to this year.

Gary McManus: OK, thank you.

Operator:  We'll hear next from Joanne Shatney.


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Joanne Shatney: Hi guys. Can you just walk through, kind of - it sounds like
         Beauvais', actually, worse then, because the Randers issue have gone away and whatever you were getting in Canoas, Brazil have gone away and I'm just not clear, really, what's worsened from the second quarter. I know you've lowered production versus your expectation but is production, actually, going lower in the second half versus the first half?

Andy Beck: Joanne, the production is being reduced, as we said, 10 percent below what we had anticipated, in that factory, at the end of the second quarter, in order to get the schedules normalized and to have a good flow of production for the balance of the year. So what the impact of that is, not only, you reduce sales because we won't have as much product, we have lower absorption of overhead and then, we are experiencing higher costs due to having high - more labor and overhead, in order to solve some of these issues that we have that we haven't been able to downsize some of our activity levels and the manpower, so that we can work on these problems to sort them out, so ...

Joanne Shatney: So, how was it so easy to fix Brazil and it's tougher to fix
         Beauvais? Is it the unionization? Is it more product complexity at Beauvais or ...

Donald Millard: Joanne, it's Don - Don Millard. The big difference that we had in Beauvais is a substantial number of new products that were planned for the second half, so we transitioned the 4300. We built the drive train in Coventry and then did the assembly of the 4300 throughout the, actually, the balance of 2003 and then introduced a new model series, the 5400, to replace the 4300, say roughly, around the middle of the year, for the balance of the year.

         And then we replaced the 6200 series with the 6400 and 7400 series that Bob mentioned earlier and so, you've got, really, what was planned, about 30 new model introductions plus transitioning the supply base for some of the products from the - or components from the 4300, as well as, then the 5400, so it's a much more complex challenge that the Beauvais team had, plus moving
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         production from about 8,000 units up to plan of about 17,000, of course, we're taking that down now, as we've said since.

         If you look at the situation that we had in Brazil, the overall volume, the biggest challenge there, was picking up the CKD operation, which is, essentially, another business from Coventry and increasing, somewhat, their production but the amount - the percentage of production increase was less in Brazil, the Brazil operation and so while we did have challenges there, in our view, it was, substantially, less of a complex challenge.

Joanne Shatney: OK. So - and the Randers cross over runs, have gone away, just because we've stopped manufacturing that private label combine, what's the status of that for next year? Are you - have you guys changed the agreement? Is there any expectation that you won't be producing that next year?

Don Millard: Well, first of all, this year the top liner that special combine that was the first year that that was built and so there were substantial challenges associated with that. We've also completely reorganized the manufacturing facility at Randers. We've gone to one mix build line versus building that combine on a separate one and so there was a lot of issues associated with setting up that separate line, so it's currently under review.

         The amount, if any, of that special combine that we would build next year but we have, already, seen significant improvements in our productivity rates in the Randers facility in the second half of this year and we're monitoring that every week and it has, really, increased from September to, now, what we're looking at in October, is a substantial increase of productivity, as well.

Robert Ratliff: I'd like to add to that Joanne that the private label combine production, for next year, will be either collected for, in total, as to its cost, including negative variances or we're not going to
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         build it, so we're waiting for the customers orders, at this point and therefore, we can't tell you the exact answer yet.

Joanne Shatney:  OK, thanks.

Operator:  Andrew Casey has our next question.

Andrew Casey: Good morning. I missed the beginning of the call and I don't know if you did it but did you give the breakdown of the impact of internal issues versus lower European demand?

Andy Beck: It's about half - half and half of the decline from our previous guidance. Half of the shortfall relating to lower sales and the mix issues associated with the reduction in the volumes, particularly, of the Fendt brand products and about half associated with issues associated with the Beauvais production and reduction of production for the balance of the year.

Andrew Casey: OK, thanks and then, kind of looking forward a little bit, I understand the confidence level in '04 but if you can help me kind of understand the mechanics of what you're dealing with. When you start up the new product lines, to what degree are the suppliers the same ones you're having the problems with today and are those suppliers going to be producing different components? I think Don, kind of answered this question but if you could give a little more clarity, I'd appreciate it.

Robert Ratliff: It's important to recognize that new products, of course, do have different part numbers, part configurations and if the material base is somewhat similar, you would continue to use the same supplier. A location like Beauvais has about 500 suppliers and for the most part, they do a pretty good job but you - as I indicated earlier, if you just miss one, you're in trouble. So the thing that we're doing, precisely, is to ensure that a new product can be supplied before we ever go into production.
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         In other words, we have created a separate line of new product introduction that we run parallel to the regular production line, in a pre-production test mode to ensure that the suppliers can make the parts and that the parts fit and that the product comes off in a high quality condition and that is being done before we are introducing any new product from this point forward and that's why I have confidence that as we flip over from an old model to a new one, we're not going to have this disruption again.

Andrew Casey: OK. I guess just a follow up question on that. If they are the same suppliers and you're kind of asking them to run parallel paths themselves, are we - is the confidence that '04 does not have recurring problems that we're seeing right now based on the new product introduction or you're going to get the 50 out of 500 that are giving you problems right now behind you?

Robert Ratliff: I guess - I don't mean to hedge on the answer but - both. I mean first of all, we have to fix the 50. That is without a question, otherwise, they can't be suppliers going forward. So we either, as I said before, we're either going to add new suppliers and in some few cases, we may even get rid of some but that has to be done first before you get to the new products that are delayed until next year. All I'm saying is that where we've had trouble introducing new products, this year that have all been ((inaudible)) talking about, next year I don't intend that to happen because we're running a test line first, to ensure that it can be done without interruption.

Andrew Casey: OK, just, I guess, one follow up on that and then just one more and then I'll get in queue. The 50 suppliers today, what was the number, I forget, at the end of 2Q?

Don Millard: We don't really have that number but it would, really, not be a relevant number because again, remember, we've shifted our production from this 4300 to the 5400 and now to these new products, so it's - it, really, wouldn't be a comparable situation.
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Andrew Casey: I kind of understand that I'm just looking for progression on improvement.

Donald Millard: OK, what - I mean the main thing is, as Bob said, this setting up this separate line to run from our prototypes to our pre-production products, in a much more controlled and structured release program, when we say we're delaying these new product introductions ((inaudible)) and that will allow six to eight weeks of interaction between our build team and the supply base to assure that as the products come down the pre-build line, if you will, that everything meets specifications.

         Any modifications that have to be made will be made on the pre-production line, so that it will not delay the flow of already released products, which is one of the situations that has caused back up in the line, here, currently and then it allows that time to phase that in, so it's not like we're just waiting to introduce these products, we've introduced a much more structured program to, really, assure high quality release off of production parts before it goes down the line.

Robert Ratliff: I think something that might help you a little bit, is a lot of ways measure your success at this, if we were trying to - when we were trying to raise our production on up for the third quarter and we would get to, say, 70 a day and none of them were built right the first time. In other words, they had to be reworked after the day's production. Well, you can't ship anything and all you've done is load up your lot.

         Today, we're getting closer to - we'll give you an estimated figure, here, of about 70 percent right the first time. That's the experience yesterday. So, we're closing that gap of inefficiency and our intention is to get it to zero. That's the 50 suppliers we're concentrating on that will allow us to get that right first-time build to within a couple of percent. It's not unusual to have a couple of percent as an ongoing situation. That would be normal in many factories.

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         The objective, of course, is 100 percent but that's our measure as we go forward. I would be more than pleased, say, in another 30 days, to let you know how we're doing and we will monitor that every day and it's at 11:00 o'clock, here, is when we get our call and I'm going to get that in another 30 minutes, for every day's production, with our team and by the way, the team we've assembled there won't come home until it's fixed. They have new residence.

Donald Millard: Bob, one other item that we've, you know, we're tracking, is also the number of parts missing on those unfinished tractors and on average, as of yesterday, we're down to one-half a part per unfinished tractor, which is a substantial improvement, so we're reducing the number of items per tractor, as well and we're monitoring that.

Operator:  And CS First Boston's John McGinty has our next question.

John McGinty: Good morning. Bob, help me out here. These suppliers, to the extent, are these suppliers that you were - that you replaced UK supplies with when you brought the product over from Coventry or are these things, many of which you made for yourself in Coventry, you're now outsourcing or are these the same 500 suppliers you've always had in the Beauvais area?

Robert Ratliff: John, we don't make very much at the Beauvais factory. It's primarily assembly. I mean, that's excluding (GIMA). Now, (GIMA) is the trans

John McGinty:  The transaxle, right.

Robert Ratliff: axle joint venture but the Massey, our original plant, there, is an assembly operation. They had about 400 and some suppliers before we made the transition and a lot of them we could use but we've added about 100 new ones, so some are new and the majority are old suppliers.


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John McGinty: Of the 100 that you added, were they replacing UK suppliers or were they replacing things that you made yourself?

Robert Ratliff:  UK suppliers, for the most part.

John McGinty: And of the 50, are they all in the 100 or some of the 50 in the 400?

Robert Ratliff:  They're all over the board, John.

John McGinty: OK. And the - when we look at - you've given us the earnings impact, could Andy talk for a second about the cash flow impact? In other words, other than, obviously, earnings will be somewhat lower, will there be more working capital - more of a working capital use than you had thought before, just because you won't be able to ship as much or will there by any change in that regard?

Andy Beck: John, you're exactly right. We will have an income impact, which we don't project that we can overcome with further working capital reductions but we are targeting to maintain the balance of our working capital reduction targets that we had, so that we can keep a positive cash flow - free cash flow for the year, which would be somewhere, probably, $40 million to $50 million.

         We're still going through all these impacts and studying our production levels for the balance of the year but, you know, with this production decline, you may have some additional work in process but we'll be selling out more existing finished goods inventory that we have on hand, which should provide an offset.

John McGinty: OK. So, at least - the only cash flow impact might be the somewhat lower earnings but not a working capital build?
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Andy Beck:  That's our target, yes.

John McGinty: OK. And then, with regard to the drought in Germany, in particular, could you help us out in terms of things like are there emergency payments to in Germany, in particular, could you help us out, in terms of, things like, are there emergency payments to farmers? In other words, if there's no drought next year, is there a snap back, so that they've got money or are they - do they just simply suffer or going back and you said this is the worst since '76, you didn't Fendt back then, in fact, you were in the truck business back then but I mean just what's the thought of the - of what the impact on normal weather is, of the European market next year - snap back or just back on trend or a slow recovery, just because they were hurt financially this year?

Robert Ratliff: John, I - obviously, it's something we're very concerned with and trying to get a handle on. We know that the general economy in Germany is a little weaker than it has been but that is not necessarily an accurate comparison to the agricultural economy. We don't know or I don't know of any emergency funds that have been made available at the moment and, as such, that might come later in the winter but they've had a rough time.

         I don't want to be facetious but - you know, France lost some 15,000 people that died. I'm sure some of those were farmers. They won't be snapping back very quickly, so that if there are payments we're not aware of them but we know this is a major problem for the two largest agricultural markets of Europe - France and Germany. And hopefully, there would be some support payments but we don't see at the moment. So, then, if that is the case, I think, as you would forecast, as well, sales will not pick up immediately but will build up over the year.

Operator: Thank you very much and as a reminder, it is star one to ask a question and in the interest of time, please limit yourself to one question and one follow up question, in order to give everyone an opportunity to ask a question.

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         We'll now hear from David Bleustein with UBS.

David Bleustein: Good morning. Difficult for us to measure but how are your customers taking the manufacturing delays and the delay in the release of new products? Do the, you know, do the late - the delayed products, out of Beauvais, already have farmers names on them or were they being shipped into dealer inventory?

Robert Ratliff: For the most part, they were being to dealer inventory but I can tell you we're hearing from the dealers.

David Bleustein: All right and I guess the, you know, the follow up question is, do you believe there's going to be some near-term loss of market share or do you believe your customers will wait for your products?

Robert Ratliff: Well, near-term you're going to lose market share because we can't deliver. Long-term we might make it up. So that would more or less be in 2004 and we haven't really nailed down those numbers yet but I think short-term, and we've already seen some of this, market share loss, particularly here in North America because we didn't have the product.

David Bleustein: Got it. All right and then the final question, Andy, the $40 to $50 million of free cash flow for the year, what was the old number?

Andy Beck:  About 70.

David Bleustein:  About 70, OK, thanks a lot.

Operator:  Moving on to Scott Graham with Bear Stearns.

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Scott Graham: Good morning. I'm wondering - maybe this is a question, frankly, for all of you, I'm wondering, we have these issues with these suppliers that we identified back in June and we have what is obviously a significant undertaking here, with the ramp up of production in the Beauvais facility and we have a whole bunch of new products slated to hit Beauvais at the same time, I'm wondering why we, perhaps, didn't make this decision to start to add suppliers with more vigor and push back the new product launches with more vigor back in June.

Robert Ratliff: Well, we began to identify that the new products had to be delayed some period of time in June, and at that time, began to schedule different introduction dates for new products later on. I guess the problem was, we didn't push them out far enough and now, they've been pushed into 2004, so we did take some action in that area.

         I guess it's appropriate to clarify that we say the issue is suppliers and it definitely is when you don't get the part, but you have to understand that there are other underlying issues as well that do not make the full burden just the supplier. Some of it is the release information of new products. Some of it is our MRP system, which is a little archaic and probably, should've been updated more for this launch in Beauvais.

         There are all kinds of practices that are being reexamined to make sure that we can handle the kind of volume we've forecasted for the place but we're confident that they can be put in place and that we can do that. But it's not just, simply, Joe Doe supplier didn't ship the part and that may be true, in a lot of the cases but there are many underlying issues all the way down to the point of building the tractor.

Scott Graham: OK. You started the call, Bob, by saying that the production issues were "largely" in France and I'm wondering, other than the production role back for Fendt, is there anything else out there that we should know?

Robert Ratliff:  No, I think we're OK.

Scott Graham:  OK.

Robert Ratliff: And we did have, you know, earlier Joanne, I guess said, we did have problems in South America and I think we've, for the most part, overcome those. We still have some issues down there as far as ((inaudible)) of the customs agents but that's not a production issue that's a kind of government interference but should straighten out here, shortly and that's not a big problem at this moment.

Scott Graham: OK. Lastly, with the announced acquisition of Valtra slated for closure later this year or early next, I'm wondering if you guys have a little bit more clarity on the split between debt and equity for the financing, at this point.

Andy Beck: Scott, no, I don't think we do. We will make those determinations after we've met with the rating agencies and we plan to meet with those, in the next couple weeks and also, as we are more closer to closing and to raising the money, we'll be able to examine the market conditions and make those final determinations at that point. But we will - I would reiterate our intention to maintain our credit rating and the balance of debt and equity that we have.

Scott Graham: I guess, in short, Andy, is it possible with the stock a little bit lower than when you announced the deal and with some uncertainties about what - where the inventory level and cash flow's going to end up this year, is it possible that this is a deal that could break up?

Robert Ratliff: I want you to know that in our financing arrangements, in order to make the acquisition, we have flexibility in the timetable in which we issue equity so we're not confronted with having to do that prior to closing and therefore, we don't see any risk in the deal concluding, as planned.

Scott Graham:  OK, thanks a lot.

Operator:  Our next question will come from John Emrich with Bricoleur Capital.

John Emrich: Thanks. Before I ask my question, just to clarify Bob, you don't need to actually issue equity in the Valtra deal under your current billion dollar financing arrangement for up to a year, is that right?

Andy Beck: That's correct. There's a bridge facility that's in place that allows for about a year's time. There are obviously incentives to do it sooner than that but we've - if we meet all those requirements, we would not have the debt for about year.

John Emrich: All right. OK, first question for you, Andy and then Don. Andy, it didn't sound like you're ready to talk about specifics on the receivables, inventory levels, right now, if I'm wrong about that go ahead, but can give any color on things like room under the revolver and how much of that $40 million to $50 million free cash flow target is going to fall in the fourth quarter or are we, at least, generating some in the September quarter. And then the last question for you Andy was, how much of the - of the half of the shortfall that you label production issues, how much of that is coming from reduced production from lack of a negative absorption of overhead, if you will.

Andy Beck: OK. First question on where our position today relating to our debt position, we were - our revolver was about $300 million at the end of June. At the end of September, it will be about $275 million and we, probably, have a little more cash on hand at the end of the quarter than we did at the end of June, so we have been positive cash generating for the third quarter. I would say that it's, probably, a little less than we wanted to ...


John Emrich:  Sure.

Andy Beck: in relating to - we did not achieve what we wanted to do in Beauvais.

John Emrich:  Obviously, yes.

Andy Beck: And the fact that market conditions in Germany have impacted it, as well but typically, if you go back, you can examine that we do generate the majority of our cash in the fourth quarter and we would expect to do that again this year.

         Second question, John, was?

John    Emrich: Of the half of the shortfall that you called production, you said half was from sales shortfall in Europe and half was from production issues, how much of that half comes from just cutting production to reduce inventory, as opposed to, you know, just cost overruns?

Andy    Beck: Again that would be - of that amount, probably, about 50/50.

John Emrich:  OK.

Andy Beck:  OK.

John Emrich: Don, I think you made - I think it was you that made a comment earlier, about - oh, about having half a part shortfall per unfinished tractor.

Donald Millard: Yes.

John Emrich: How do you have a half a part shortfall? I'm just trying - I'm a generalist, I don't know the business obviously as well as you do, maybe, you could clarify that comment.

Donald Millard: No, I'd be happy to John. That's - what we're doing, is we're checking the number of parts short on all the unfinished tractors per day. So, for example, if you had 50 unfinished tractors and you had half a part that would be mean you'd have, you know, 25 parts that are missing, if you will.

Andy Beck:  So, it's an average.

Donald Millard:  It's an average.

John Emrich:  That's what I thought, OK.

Donald Millard: So, in other words, we, you know, we finished with some of the tractors.

Operator:  Thanks and Credit Suisse's Jeffrey Brown has our next question.

Jeffrey Brown: Hi. Back to cash flow, for a second, what is the - originally, you were looking at about cash costs of $40 million for all these European restructuring around that, is that still what you expect to spend or is that kind of increased given all the supplier issues and also, I think you were looking around $30 million of annualized savings from all this and is that still - timing wise, when do you expect to see that?

Andy Beck: On the first question, the cash costs have not changed, as there are - those costs were relating to severance of the Coventry employees and exit cost out of that facility did not have anything to do with suppliers or anything like that, so that wouldn't change. In terms of the benefits of the closure, we still believe that the benefits of the closure are still in that realm but until we get through our plans I'd like to defer the actual timing of all those benefits. Some of those do relate to the new product introductions and we need to see how those rollout in 2004.

Jeffrey Brown: OK and one follow up. You had mentioned, in the last quarter, the incremental impact of the inefficiencies was about three to four million, expected in the back half of the year, is that - can you just put a dollar amount? I know you said 50/50 but can you put a dollar amount on the incremental inefficiency cost in the back half of the year?

Andy Beck: About $5 million to $6 million.

Jeffrey Brown: OK. Thank you very much.

Operator: Moving on to Gary McManus with JP Morgan.

Gary    McManus: Yes, just a follow up. Do you remind me, what's your percent sales to Germany and I think France is, also, a pretty big region for you, as well and what's the sales declines you're seeing there. I mean you said Germany's down 17 percent in the last three months.

Andy Beck: Yes, Germany is - see if I've got that - Germany's about 10 to 15 percent of our sales.

Robert Ratliff: Total revenues.

Andy Beck: Yes.

Gary McManus: And how about - what are the other key - I think France is also fairly important, as well?

Andy Beck:  I don't have that number in front of me.

Gary McManus: But do you know what - are we seeing weakness in demand in France comparable to Germany or is Germany sticking out as being unusually weak?

Andy Beck: Germany is sticking out. It's much weaker than France. France is staying on about what the average is for the - all the market but the German market is, substantially, below the rest of the market, particularly in the horsepower equipment, and that's why we're seeing such an impact because of one, our high margins on those products and two, our strong market position in Germany.

Gary McManus: And kind of two questions relating to Valtra, do they have any exposure in Continental Europe? In other words, is there any risk that they could see weakness or are they, primarily, in the Nordic region where, I assume, there wasn't drought conditions and they're not seeing any negative impact.

Robert Ratliff: Primarily in the Nordic regions.

Gary McManus:  And demand there has been fine, is that right?

Robert Ratliff: Yes. Yes, they don't - they didn't have - it was warm.

Gary McManus: Right but then they weren't - OK and secondly, I mean if we assume these production inefficiencies stay around next year, could Valtra help you in solving them, either using their suppliers or their manufacturing expertise? Is that something you would consider?

Robert Ratliff: We absolutely would consider it if were - if it was possible but we haven't been able to ascertain, as we speak, exactly what that would be.

Gary McManus: So you don't think it's going to be necessary to, you know, maybe take on some of their suppliers in helping you or moving production out of Beauvais into Valtra's facilities or anything like that?

Robert Ratliff: It's not planned at the moment. It's possible but it's not planned.

Gary McManus: OK, thank you.

Operator: As a final reminder, please press star one to ask a question and we'll hear again from Andrew Casey with Prudential Equity.

Andrew Casey: Thanks. Gary asked my last question, thank you.

Robert Ratliff:  We have time for one more question operator.

Operator:  OK and that will come from John McGinty with CS First Boston.

John McGinty: Hey, just a clarification on the financing for Valtra. You don't have to do the equity portion of it for up to a year because of the bridge financing, but if you delay it that long, can you do that and still maintain your ratings or do you run the risk of having a ratings degradation?

Andy Beck: John, I think we would run the risk if we took, you know, that entire time. We, again, are - haven't met specifically on that point with the rating agencies and we will get their guidance on that. We would hope that they would give us some flexibility there but it's yet to be determined.

John McGinty:  OK, thanks very much.

Operator: That is all the time that we have today for questions. Mr. Ratliff, I'll turn the conference back to you for any closing or additional remarks.

Robert Ratliff: OK. Thank you operator and thanks all of you for participating in our conference call. Please don't hesitate to contact us if you have further detailed questions that you need answered. We appreciate your participation. Thank you.

Operator: That does conclude today's conference. On behalf of AGCO and Premiere
         Conferencing, we'd like to thank you for your participation.

                                       END